Exhibit 99.1

TOT ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 16, 2008, TOT Energy, Inc. (the “Company”) entered into a Joint Venture Agreement (the “JV Agreement”) with Evgeny Bogorad (“Bogorad”), owner of Sibburnefteservis, Ltd. Of Novosibirsk, Russia, an oil services company (“SIBBNS”). Pursuant to the JV Agreement, Bogorad has contributed certain of SIBBNS assets and personnel to a joint venture company named TOT-SIBBNS, Ltd. (“TOT-SIBBNS”). An independent appraisal company has appraised the contributed assets at US$6,221,881.

At the closing on July 16, 2008, the Company issued to Bogorad 3,000,000 shares of the Company’s common stock in exchange for a 75% interest in TOT-SIBBNS. The Company is obligated to issue to Bogorad 2,000,000 additional shares of the Company’s common stock upon TOT-SIBBNS obtaining US$10,000,000 in gross revenue during the three-year period following the closing. If TOT-SIBBNS achieves this gross revenue target and Bogorad continues to hold the shares issued pursuant to the JV Agreement on the third anniversary of the closing and the stock price is less than US$1.00 per share, then the Company, in its sole discretion, must either make an additional payment in cash or additional shares of stock to Bogorad in an amount equal to the difference in the value per share and US$1.00 multiplied by the total number of shares held by Bogorad, or, if the Company declines to make such payment, Bogorad may require the Company to return the Company’s interest in TOT-SIBBNS in exchange for a payment to the Company of the fair market value of any assets acquired directly by TOT-SIBBNS (other than the assets initially contributed to the Joint Venture by Bogorad pursuant to the JV Agreement) and 75% of the retained earnings, accounts receivable and cash of TOT-SIBBNS.

Bogorad will act as the manager of TOT-SIBBNS. The Company has the ability to appoint a majority of the Board of Directors of TOT-SIBBNS.

Income and losses of TOT-SIBBNS will be split in accordance with ownership interests. The Company will receive 75% of income or loss and Bogorad will receive 25% income or loss of TOT-SIBBNS, respectively. The Company will consolidate TOT-SIBBNS and recognize a minority interest for the portion owned by Bogorad.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements are presented to illustrate the pro forma effects of the transaction on the historical financial position and results of operations of the Company.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 gives effect to the transaction as if it had occurred June 30, 2008. The pro forma adjustments are based upon available information and certain assumptions that the Company’s management believes are reasonable, and are discussed in the accompanying notes.

The unaudited pro forma financial data is provided for informational purposes only and should not be considered indicative of actual balance sheet data or operating results that would have been achieved had the transaction been consummated on the dates indicated and do not purport to indicate the balance sheet data as of any future date or for any future period.

TOT ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2008
	Pro Forma Adjustments
	Historical TOT Energy, Inc. as of June 30, 2008	TOT Energy Investment in TOT-SIBBNS, Ltd.		Pro Forma TOT Energy, Inc.

ASSETS
Current assets
Cash	$-	-		$-
Accounts Receivable	-	-		-
Inventory	-	-		-
Taxes Receivable	-	-		-
Prepaid expenses and other	12,587	-		12,587
Total current assets	12,587	-		12,587

Property and equipment, net	-	4,703,615	(1)	4,703,615
Deposits	500	-		500
Total assets	$13,087	$4,703,615		$4,716,702

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	5,250	-		5,250
Accrued expenses	127,430	-		127,430
Due to related parties	621,824	-		621,824
Total current liabilities	754,504	-		754,504

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN EQUITY OF SUBSIDIARY	-	37,204	(2)	37,204

STOCKHOLDERS' EQUITY
Preferred stock ($.001 par value, 100,000,000 shares authorized and no shares issued and outstanding)	-	-		-
Common stock ($.001 par value, 400,000,000 shares authorized and 217,507,773 shares issued and outstanding)	214,508	3,000	(3)	217,508
Treasury stock, at cost; 250,000 shares	(62,500)	-		(62,500)
Paid in capital	5,115,356	4,663,411	(4)	9,778,767
Retained Earnings / (Accumulated deficit)	(6,008,781)	-		(6,008,781)
Total stockholders' equity	(741,417)	4,666,411		3,924,994
Total liabilities and stockholders' equity	$13,087	$4,703,615		$4,716,702

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.
Reflects the adjustment to equipment for fair market value of the joint venture’s net assets. The assets contributed to the joint venture have an appraised value of $6,221,881 and the Company owns 75% of the joint venture. Appraised value was translated from Russian Rubles to U.S. Dollars using the conversion rate as of July 16, 2008 (.0430 Dollars to 1 Ruble). Adjustment to asset value is calculated as follows:

Appraised value of assets contributed to the joint venture	$6,221,881

75% of appraised value of assets contributed to the joint venture	$4,666,411
PLUS: 25% of SIBBNS property and equipment, net at June 30, 2008	37,204
Pro forma adjustment	$4,703,615

2.	Reflects Bogorad’s opening equity investment in the joint venture allocated pursuant to the respective member interests (75% to the Company and 25% to Bogorad).

3.	Represents par value of 3,000,000 shares paid to Bogorad.

4.	Reflects the paid in capital adjustment of 75% of the assets at fair value less par value of shares issued and recording the 25% minority interest opening balance for Bogorad.